Exhibit (h)

10 BASIS POINT EXPENSE CONTRACT

between

VARIABLE INSURANCE PRODUCTS FUND II

INDEX 500 PORTFOLIO

and

FIDELITY MANAGEMENT & RESEARCH COMPANY

This 10 Basis Point Expense Contract, dated as of March 1, 2005 (the "Agreement"), is made and entered into by and between Variable Insurance Products Fund II, a Massachusetts business trust which may issue one or more series of shares of beneficial interest (the "Trust"), on behalf of Index 500 Portfolio (the "Fund"), and Fidelity Management & Research Company, a Massachusetts corporation (the "Manager").

WHEREAS, the Trust, on behalf of the Fund, and the Manager have entered into a Management Contract, amended as of the date hereof (the "Management Agreement"), pursuant to which the Manager has agreed to reduce the fee paid to the Manager thereunder and to pay certain expenses of the Fund in return for an annualized 10 basis point management fee;

WHEREAS, the Management Agreement provides that the Manager will pay certain expenses of the Fund out of the management fee but is not obligated to pay expenses allocable to any class; and

WHEREAS, the Trust and the Manager have determined that it is appropriate and in the best interest of the Fund and its shareholders to maintain the expenses of each of Initial Class, Service Class and Service Class 2 at a fixed annualized expense rate.

NOW THEREFORE, the parties hereto agree as follows:

1. EXPENSE PROVISION. Until this agreement shall be amended or terminated pursuant to Section 2 or Section 5 hereof, the Manager agrees, with respect to the Initial Class, Service Class and Service Class 2 (each, a "Class"), to pay or provide for the payment of any fee or expense allocated at the class level, except for fees paid by the Class pursuant to a plan of distribution adopted under Rule 12b-1 and applicable to that Class, if any, such that the ordinary operating expenses, other than Rule 12b-1 fees, incurred by the Initial Class, Service Class or Service Class 2 in any fiscal year (excluding interest, taxes, securities lending costs, brokerage commissions, fees and expenses of the disinterested Trustees of the Trust, and extraordinary expenses) will not exceed 0.10% on an annual basis. For avoidance of doubt, it is understood that Rule 12b-1 fees will not be paid by the Manager, but by the applicable Class, and that this agreement shall not apply to any other Class other than those specified herein.

2. AMENDMENTS. This Agreement may not be amended to increase the fees or expenses payable by any Class except by a vote of a majority of the Board of Trustees of the Trust and by a vote of a majority of the outstanding voting securities of that Class; provided that the Trust may amend Section 1 hereof without shareholder approval if the Board of Trustees determines that any payments by or on behalf of the Manager described in Section 1 hereof may create a preferential dividend for federal income tax purposes, and further provided, that all other amendments may be approved by mutual consent of the parties without a shareholder vote.

3. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's Declaration of Trust or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the Investment Company Act of 1940 (the "1940 Act"), to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust or the Fund.

4. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Management Agreement.

5. TERMINATION. This Agreement will automatically terminate upon termination of the Management Agreement between the Fund and the Manager.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first above written.

\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Fidelity Management & Research Company
	By:	/s/JS Wynant
Name: JS Wynant
Title: Vice President
Variable Insurance Products Fund II,
on behalf of Index 500 Portfolio
	By:	/s/Christine Reynolds
Name: Christine Reynolds
Title: Treasurer